SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]  Preliminary Proxy Statement
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[ ]  Confidential, for use of the Commission only (as permitted by
     Rule 14a-6(e)(2)

                            GENOME THERAPEUTICS CORP.

                (Name of Registrant as Specified In Its Charter)
           -----------------------------------------------------------

                            GENOME THERAPEUTICS CORP.

                   (Name of Person(s) Filing Proxy Statement)
           -----------------------------------------------------------

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GENOME THERAPEUTICS CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 8, 2003

To the Shareholders of

GENOME THERAPEUTICS CORP.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Genome Therapeutics Corp. (the “Company”) will be held on Thursday, May 8, 2003 at 10:00 a.m. at Ropes & Gray, One International Place, 36th floor, Boston, Massachusetts, for the following purposes:

A.	To elect eight directors.

B.	To approve an amendment to the 2000 Employee Stock Purchase Plan, as amended, authorizing an additional 250,000 shares of common stock, par value $0.10 per share, reserved for issuance under the plan.

C.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 25, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session(s) thereof.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

DAVID C. CHAPIN, Clerk

April 4, 2003

Boston, Massachusetts

GENOME THERAPEUTICS CORP.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Genome Therapeutics Corp. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 8, 2003 (the “Annual Meeting”), or at any adjourned session(s) of that meeting, for the purposes set forth in the foregoing Notice. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. This solicitation of proxies is being made by mail, although it may be supplemented by telephone, facsimile or personal solicitation by directors, officers, or other employees of the Company. No additional compensation will be paid to such individuals for such services. This Proxy Statement and accompanying proxy will be mailed on or about April 4, 2003 to all shareholders entitled to vote at the meeting. The address of the Company is 100 Beaver Street, Waltham, Massachusetts, 02453.

Only shareholders of record at the close of business on March 25, 2003 will be entitled to notice of and to vote at the meeting. As of March 25, 2003, the Company had outstanding 23,635,577 shares of Common Stock, par value $0.10 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Clerk of the Company an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and electing to vote in person.

A copy of the Company’s 2002 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to each shareholder entitled to vote at the meeting. The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002 and related financial statements and financial statement schedules to each shareholder entitled to vote at this meeting who requests a copy of such in writing. Requests should be sent to Genome Therapeutics Corp., 100 Beaver Street, Waltham, Massachusetts, 02453, Attention: Stephen Cohen, Chief Financial Officer.

Quorum, Required Votes and Method of Tabulation

Consistent with Massachusetts law and under the Company’s by-laws, a majority in interest of all stock issued and outstanding and entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the Annual Meeting.

A majority of votes properly cast shall determine all matters other than elections to office, and the nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have or does not exercise the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions, broker non-votes and proxies that withhold authority to vote will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2003, the number of shares of our Common Stock beneficially owned by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) the directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Smithfield Fiduciary LLC	2,285,275	(1)(a)	9.0%
Marc B. Garnick	40,899	(2)	*
Robert J. Hennessey	989,048	(2)	4.0%
Philip Leder	128,296	(2)	*
Lawrence Levy(3)	11,946	(2)	*
Steven M. Rauscher	369,875	(2)	1.5%
Norbert G. Riedel	37,974	(2)	*
David K. Stone	22,786	(2)	*
William S. Reardon (5)	0
Stephen Cohen	85,035	(2)	*
Richard F. Labaudiniere	76,803	(2)	*
Martin D. Williams	33,057	(2)	*
All directors and executive officers as a group (11 persons)	1,795,719	(4)	7.1%

*	Less than 1%.

(1)	The address of all such persons, other than Smithfield Fiduciary LLC, is c/o the Company, 100 Beaver Street, Waltham, Massachusetts, 02453.

1(a)	Includes: (i) 1,500,000 shares which are issuable upon conversion of the $12 million principal amount of convertible promissory notes owned by Smithfield Fiduciary LLC, which may be converted within 60 days following March 1, 2003; (ii) 395,275 shares issued to Smithfield Fiduciary LLC and its affiliates as payments of interest on the convertible promissory notes; and (iii) 390,000 shares which are issuable upon the exercise of warrants, which become exercisable upon conversion of the convertible promissory notes. The address of Smithfield Fiduciary LLC is The Anchorage Centre, 2nd Floor, Harbor Drive, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2)	Includes 25,125 shares for Dr. Garnick, 940,588 shares for Mr. Hennessey, 115,375 shares for Dr. Leder, 5,375 shares for Mr. Levy, 323,950 shares for Mr. Rauscher, 24,125 shares for Dr. Riedel, 11,375 shares for Mr. Stone, 73,777 shares for Mr. Cohen, 74,761 shares for Dr. Labaudiniere and 33,057 shares for Mr. Williams, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2003. Includes 13,514 shares for Dr. Garnick, 5,663 shares for Dr. Leder, 3,491 shares for Mr. Levy, 325 shares for Mr. Rauscher, 10,330 shares for Dr. Riedel, and 11,411 shares for Mr. Stone, which shares are deferred and issuable upon the earlier of three years from the grant date or the date upon which the grantee ceases to be a director of the Company. Includes 24,000 restricted shares for Mr. Rauscher, which are subject to repurchase by the Company based on a vesting schedule. Excludes options which have been granted to directors and executive officers which will not become vested within 60 days following March 1, 2003.

(3)	Represents shares held by Northern Ventures Corporation, over which Mr. Levy has shared voting and dispositive power.

(4)	Includes a total of 1,627,508 shares that may be issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2003. Includes 44,734 shares that are deferred and issuable upon the earlier of three years from the grant date or the date upon which the grantee ceases to be a director of the Company. Includes 24,000 restricted shares, which are subject to repurchase by the Company based on a vesting schedule. Excludes options which have been granted to directors and executive officers which will not become vested within 60 days following March 1, 2003.

(5)	Mr. Reardon has been a director of the Company since March 19, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, during the year ended December 31, 2002, its executive officers and directors have complied with all Section 16(a) filing requirements applicable to them, with the exception of Form 4 filings regarding an issuance of options by all of the Company’s executive officers and all of the Company’s non-executive directors (except for Mr. William Reardon) that were filed 85 days and 53 days after their due dates of October 14, 2002 and November 15, 2002, respectively.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its Chief Executive Officer and other executive officers who earned more than $100,000 for the fiscal year ended December 31, 2002:

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Awards(s)			Stock/Options SARs(#)	All Other Compensation
Steven M. Rauscher(1) Chief Executive Officer	2002 2001 2000	$383,031 360,000 58,154	(6)	$25,345 60,750 —	(5) (5)	$	— — 346,560	(10)	115,617 — 540,501	$65,305 90,320 —	(11) (11)

Stephen Cohen(2) Sr. Vice President and Chief Financial Officer	2002 2001	220,258 204,761		19,845 26,250	(7) (7)		— —		66,530 129,164	31,510 71,261	(12) (12)

Richard Labaudiniere, Ph.D.(3) Sr. Vice President – Research & Development	2002 2001 2000	245,726 230,000 35,385	(6)	22,149 37,567 —	(8) (8)		— — —		76,345 45,000 104,500	5,979 89,931 —	(13) (13)

Martin D. Williams(4) Sr. Vice President – Corporate Development and Marketing	2002 2001	232,000 88,846		18,743 9,740	(9) (9)		— —		29,235 103,646	17,194 15,000	(14) (14)

(1)	Mr. Rauscher’s employment with the Company as the Chief Executive Officer commenced on October 26, 2000. Prior to that time, he served as a director of the Company since 1993.

(2)	Mr. Cohen’s employment with the Company as the Sr. Vice President and Chief Financial Officer commenced on January 22, 2001.

(3)	Dr. Labaudiniere’s employment with the Company as Sr. Vice President of Research & Development commenced on October 30, 2000.

(4)	Mr. Williams’ employment with the Company as the Sr. Vice President of Corporate Development & Marketing commenced on July 30, 2001.

(5)	Mr. Rauscher received an incentive cash bonus of $25,345 for fiscal year 2002. In addition Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 66,004 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Rauscher received an incentive cash bonus of $60,750 for fiscal year 2001. In addition, Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 15,617 shares of Common Stock at an exercise price of $1.67 per share. One-half of such shares vested upon grant and the other half vested on March 7, 2003. Both the cash bonus and the non-cash bonus for 2001 include a pro rata adjustment to account for fourteen months of employment, the twelve months of fiscal year 2001 and two months of 2000.

(6)	Represents compensation paid during the transition period from September 1, 2000 to December 31, 2000. Effective January 1, 2001, the Company changed its fiscal year from August 31 to December 31.

(7)	Mr. Cohen received an incentive cash bonus of $19,845 for fiscal year 2002. In addition Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 22,148 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Cohen received an incentive cash bonus of $26,250 for fiscal year 2001. In addition Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 6,530 shares of Common Stock at an exercise price of $1.73 per share. One-half of such shares vested upon grant and the other half will vest on March 26, 2003.

(8)	Dr. Labaudiniere received an incentive cash bonus of $22,149 for fiscal year 2002. In addition Dr. Labaudiniere received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 24,720 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Dr. Labaudiniere received an incentive cash bonus of $37,567 for fiscal year 2001. In addition Dr. Labaudiniere received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 9,345 shares of Common Stock at an exercise price of $1.73 per share. One-half of such shares vested upon grant and the other half will vest on March 26, 2003. Both the cash bonus and the non-cash bonus for 2001 include a pro rata adjustment to account for fourteen months of employment, the twelve months of fiscal year 2001 and the two months of 2000.

(9)	Mr. Williams received an incentive cash bonus of $18,743 for fiscal year 2002. In addition Mr. Williams received a non-cash bonus in the form of a grant pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 20,918 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half will vest on March 12, 2004. Mr. Williams received an incentive cash bonus of $9,740 for fiscal year 2001. In addition Mr. Williams received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 2,447 shares of Common Stock at an exercise price of $1.70 per share. One-half of such shares vested upon grant and the other half will vest on March 26, 2003.

(10)

This amount represents the product of the 24,000 restricted shares granted to Mr. Rauscher multiplied by $14.44, the fair market value of our Common Stock on the date such shares were granted to Mr. Rauscher. The total number of restricted shares held by Mr. Rauscher at the end of fiscal year ended December 31, 2001 was 24,000. The closing price of our Common Stock on December 31, 2002 was $1.57 per share, giving Mr. Rauscher’s restricted stock holding a total value of $37,680 at the fiscal year end. These shares vest in four equal installments of 6,000 shares on the anniversary of Mr. Rauscher’s employment (October 26, 2000). These shares are subject to forfeiture to the Company in the event Mr. Rauscher’s employment with the Company terminates under certain circumstances. These restricted stock holdings entitle Mr. Rauscher to the same dividend rights as our outstanding Common Stock. The Company does not expect to pay any dividends for the foreseeable future.

(11)	This amount represents $3,758 in contributions by the Company to Mr. Rauscher’s life insurance premiums, $5,000 to the Company’s 401(k) Retirement Savings Plan, $34,785 in compensation allowances, and $21,762 in relocation expenses. The 2001 amount represents $4,314 in contributions by the Company to Mr. Rauscher’s life insurance premiums, $692 to the Company’s 401(k) Retirement Savings Plan, and $85,314 in relocation expenses.

(12)	This amount represents $6,979 in contributions by the Company to Mr. Cohen’s life insurance premiums, $4,740 to the Company’s 401(k) Retirement Savings Plan, and $19,791 in relocation expenses. The 2001 amount represents $8,323 in contributions by the Company to Mr. Cohen’s life insurance premiums and $62,938 in relocation expenses.

(13)	This amount represents $2,164 in contributions by the Company to Dr. Labaudiniere’s life insurance premiums, $3,815 to the Company’s 401(k) Retirement Savings Plan. The 2001 amount represents $2,529 in contributions by the Company to Dr. Labaudiniere’s life insurance premiums, $692 to the Company’s 401(k) Retirement Savings Plan, and $86,710 in relocation expenses.

(14)	This amount represents a hiring bonus of $30,000 paid to Mr. Williams in four quarterly installments commencing July 30, 2001. The 2002 amount also represents $2,194 in contributions by the Company to the Company’s 401(k) Retirement Savings Plan.

Option Grants in Fiscal 2002

The following table reflects the stock options granted by the Company under its 2001 Incentive Plan to the named executive officers for the year ended December 31, 2002.

The potential realizable value amounts in the last two columns of the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholders’ continued employment through the option period, and the date on which the options are exercised.

Option/SAR Grants In Last Fiscal Year

Individual Grants

	Options/SARS Granted (#)		% of Total Options/SARs Employees in Fiscal Year	Exercise of Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock price Appreciation for Option Term
						5%	10%
Steven M. Rauscher	15,617 60,000 20,000 20,000	(1) (2) (4) (5)	1.26 4.85 1.62 1.62	$1.67 5.65 1.10 1.10	3/7/12 3/7/12 10/10/12 10/10/12	$117,520 213,007 13,836 13,836	$202,579 539,801 35,062 35,062

Stephen Cohen	32,000 6,530 15,500 12,500	(2) (3) (4) (5)	2.59 0.53 1.25 1.01	5.65 1.73 1.10 1.10	3/7/12 3/26/12 10/10/12 10/10/12	113,604 49,119 10,723 8,647	287,894 84,906 27,173 21,914

Richard F. Labaudiniere	32,000 9,345 11,666 23,334	(2) (3) (4) (5)	2.59 0.76 0.94 1.89	5.65 1.73 1.10 1.10	3/7/12 3/26/12 10/10/12 10/10/12	113,604 70,294 8,070 16,142	287,894 121,508 20,452 40,907

Martin D. Williams	2,447 11,788 15,000	(3) (4) (5)	0.20 0.95 1.21	1.70 1.10 1.10	3/26/12 10/10/12 10/10/12	18,480 8,155 10,377	31,890 20,666 26,297

(1)	These shares, which were granted March 7, 2002, vest in two equal annual installments commencing on the date of grant.

(2)	These shares, which were granted on March 7, 2002, vest in four equal annual installments commencing on the date of grant.

(3)	These shares, which were granted on March 26, 2002, vest in two equal annual installments commencing on the date of grant.

(4)	These shares, which were granted on October 10, 2002, vest in twelve quarterly installments commencing on the January 10, 2003.

(5)	These shares, which were granted on October 10, 2002, vest on October 10, 2004.

Fiscal Year End Option Values

The following table sets forth the aggregate dollar value of all Options/SARs exercised and the total number of unexercised Options/SARs held on December 31, 2002 by each of the named executive officers:

Aggregated Option/SAR Exercises In Last Fiscal

Year And Fiscal Year-End Option/SAR Values

	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options/SARs at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable(1)
Steven M. Rauscher	—	—	297,809 / 377,808	$0 / 18,800
Stephen Cohen	—	—	31,597 / 164,097	0 / 13,160
Richard Labaudiniere	—	—	59,173 / 166,672	6,615 / 16,450
Martin D. Williams	—	—	28,047 / 104,834	0 / 12,590

(1)	The closing price of the Common Stock on December 31, 2002 was $1.57 as reported by Nasdaq National Market. Value is calculated on the basis of the difference between the Option/SAR grant price and $1.57 multiplied by the number of shares of Common Stock underlying the Option/SAR.

Employment Agreements

Steven M. Rauscher, President and Chief Executive Officer, has an employment agreement with the Company, which commenced on October 26, 2000. Mr. Rauscher’s current base salary is $384,300 per year plus compensation allowances of $10,000, net of taxes. The agreement entitles Mr. Rauscher to receive an annual incentive of 0-40% of his base salary based on the Company’s achievement of enhanced share value and certain operating and financial goals to be determined by the Board of Directors. Upon hiring, Mr. Rauscher received 24,000 shares of the Company’s Common Stock that will vest in four equal annual installments of 6,000 shares on the anniversary of Mr. Rauscher’s employment. These shares are subject to forfeiture to the Company in the event Mr. Rauscher’s employment with the Company terminates under certain circumstances. On March 28, 2001, the Company loaned Mr. Rauscher $163,000 to allow him to pay income tax liabilities associated with the grant of the 24,000 restricted shares. The loan bears interest at 4% per year and is payable in full on December 31, 2004 and may be extended to December 31, 2006 at the option of Mr. Rauscher, subject to certain conditions. The principal amount of the loan is non-recourse as it is secured only by the 24,000 shares of restricted stock, while the interest component of the loan is full recourse. In addition, Mr. Rauscher was awarded stock options to purchase 300,000 shares of Common Stock at an exercise price of $14.44 per share, the fair market value of the Common Stock on the date of grant. These options will vest in four equal annual installments on the anniversary of employment. Mr. Rauscher was also awarded options to purchase 240,000 shares of Common Stock at an exercise price of $14.44 per share, the fair market value of the Common Stock on the date of grant, which options also vest in four equal annual installments on the anniversary of his commencement of employment, but which can immediately vest in cumulative increments of 45,000, 45,000, 50,000 and 100,000 shares if the stock price closes at $35, $45, $55 and $60, respectively, for 10 of 20 consecutive trading days.

In the event that Mr. Rauscher’s employment is terminated by the Company for reasons other than for cause, or terminates with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 12 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, Mr. Rauscher’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities or compensation, or is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 18 months from the date of termination and any remaining unvested options and restricted shares will immediately and fully vest and become exercisable for a period equal to the shorter of two years and the remaining term of such options.

Stephen Cohen, Senior Vice President and Chief Financial Officer, has an employment agreement with the Company, which commenced on January 22, 2001. Mr. Cohen’s current base salary is $220,500 per year. The agreement entitles Mr. Cohen to receive an annual incentive of up to 30% of his base salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Cohen. Upon hiring, Mr. Cohen was awarded stock options to purchase 75,000 shares of Common Stock at an exercise price of $8.20 per share, the fair market value of the Common Stock on the date of grant, which options vest in four equal annual installments on the anniversary of his commencement of employment; provided, that, options to purchase up to 37,500 of the shares can immediately vest in cumulative increments of 7,125, 7,125, 8,145 and 15,105 shares if the stock price closes at $35, $45, $55 and $60, respectively, for 10 of 20 consecutive trading days. In lieu of a cash signing bonus, Mr. Cohen was awarded additional options to purchase 19,164 shares of Common Stock at an exercise price of $2.46 per share, representing thirty percent of the fair market value of our Common Stock on the date of grant, which options vest in two equal installments on the anniversary of his employment.

In the event that Mr. Cohen’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, Mr. Cohen’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and become exercisable for a period equal to the shorter of two years and the remaining term of such options.

Richard Labaudiniere, Ph.D, Senior Vice President of Research and Development, has an employment agreement with the Company, which commenced on October 30, 2000. Dr. Labaudiniere’s current base salary is $260,800 per year. The agreement entitles Dr. Labaudiniere to receive an annual incentive of up to 30% of his base salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Dr. Labaudiniere. Upon hiring, Dr. Labaudiniere was awarded options to purchase 4,500 shares of Common Stock at an exercise price of $0.10 per share, of which 2,500 shares vested on the first anniversary of Dr. Labaudiniere’s employment and 2,000 of which vested 18 months after the commencement of his employment. In addition, Dr. Labaudiniere was awarded options to purchase 75,000 shares of Common Stock at an exercise price of $14.38 per share, the fair market value of the Common Stock on the date of the grant. These options vest in four equal annual installments of 18,750 shares on the anniversary of the commencement of his employment. Dr. Labaudiniere was also awarded options to purchase 25,000 shares of Common Stock that vest in four equal annual installments on the anniversary of the commencement of his employment, but which become exercisable on an accelerated basis subject to the Company’s achieving certain product development goals in the judgment of the Board of Directors. The exercise price for these options is $14.38 per share, the fair market value of the Common Stock on the date of the grant.

If Dr. Labaudiniere’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, Dr. Labaudiniere’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and become exercisable for a period equal to the shorter of two years and the remaining term of such options.

Martin D. Williams, Senior Vice President, Corporate Development & Marketing, has an employment agreement with the Company, which commenced on July 30, 2001. Mr. Williams’ current base salary is $250,000 per year. The agreement also entitles Mr. Williams to receive an annual incentive of up to 30% of his base salary based on achievement of corporate and mutually agreed upon personal goals. In addition, upon hiring, Mr. Williams received a signing bonus in the form of options to purchase 3,646 shares of the Company’s Common Stock, of which 1,823 shares vested on the date of grant and the remaining 1,823 shares vested 12 months from the date of Mr. Williams’ commencement of employment. These options have an exercise price of $3.53 per share, which equals 30% of the fair market value of the Common Stock on the date of grant. Mr. Williams also received options to purchase 100,000 shares of Common Stock that will vest in four equal annual installments on the anniversary of the commencement of his employment, but 50,000 of these shares may vest on an accelerated basis, subject to Stock Option and Compensation Committee approval, upon the attainment of certain goals. The exercise price for these options is $11.76 per share, the fair market value of the Common Stock on the date of grant.

If Mr. Williams’ employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, Mr. Williams’ employment is terminated other than for cause, or he experiences a material reduction in responsibilities or compensation at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and become exercisable for a period equal to the shorter of two years and the remaining term of such options.

Robert J. Hennessey, Chairman of the Board, and former Chief Executive Officer of the Company, had an employment agreement with the Company, which agreement commenced on May 1, 2001 and will terminate upon his retirement in April 2003. Under the agreement, Mr. Hennessey devoted 25% of his business time working with the Chief Executive Officer and other employees of the Company on business development projects. The agreement provided Mr. Hennessey with an annual base salary of $100,000 subject to review semi-annually by the Chief Executive Officer based upon Mr. Hennessey’s duties and responsibilities. Upon joining the Company in 1993, Mr. Hennessey was awarded non-qualified stock options to purchase 1,600,000 shares of Common Stock at an exercise price of $1.63 per share, all of which were vested as of August 31, 1999. Of this amount, options to purchase an aggregate 630,000 shares of Common Stock remain outstanding.

Mr. Hennessey recently entered into an agreement with the Company concerning his retirement as an employee of the Company effective April 1, 2003. This agreement supercedes Mr. Hennessey’s previous employment agreement with the Company described above. The retirement agreement extends the period in which Mr. Hennessey may exercise outstanding options to purchase an aggregate 630,000 shares of Common Stock at an exercise price of $1.63 per share. These options were originally set to expire on March 15, 2003.

Under the agreement, Mr. Hennessey’s options expire as follows: 157,500 shares expire on September 30, 2003 and 78,750 shares expire on each of December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, and March 15, 2005, respectively.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or part, the following Reports of the Stock Option and Compensation Committee and the Audit Committee and the Performance Graph on page 13 shall not be incorporated by reference into any such filings.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

The Stock Option and Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company for the last fiscal year consisted of Mr. Levy, Dr. Garnick, and Mr. Riedel, Committee Chairperson. The Compensation Committee’s charter is to review and approve the Company’s compensation philosophy and major compensation and benefits programs for its employees, oversee equity based plans, review and approve executive officers’ compensation plans, and review executive development and succession planning strategies. The Compensation Committee’s responsibilities include, but are not limited to, the following:

•	Review and endorse the Company’s compensation philosophy and goals.

•	Determine, modify and adopt total compensation packages of the Chief Executive Officer and other officers encompassing base pay, management incentive plans, stock, benefits and perquisites.

•	Perform annual review and modification of officer compensation packages.

•	Recommend director compensation to the Board of Directors.

•	Approve and maintain oversight of stock plans and award policies pursuant to plans approved by the Company’s shareholders.

•	Perform periodic review of major employee benefit plans.

•	Review key executive development strategies.

•	Review and approve key employee retention plans.

•	Review and endorse succession plan strategies.

•	Report key highlights of Compensation Committee business to the Board of Directors.

Compensation Philosophy and Goals

The Company’s goal is to attract, retain, motivate, and reward its employees through the use of competitive compensation programs and policies, while aligning employee interests more closely with that of the Company and its shareholders. The Company’s compensation philosophy is influenced by competitive dynamics and labor conditions as well as the financial position of the Company. With respect to the retention of management, the Company seeks to retain and reward the highest caliber management team by offering total-compensation solutions, which are comparable to those offered by its competitors, and promote performance-based compensation. To align the interests of employees more closely with those of the shareholders, the Company promotes equity based employee reward and recognition plans.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The compensation of the executive officers of the Company consists of a combination of salary, performance bonuses, stock options contributions to or accruals for benefit plans, and participation in various other plans, such as the Company’s 401(k) plan, as well as the provision of medical and other personal benefits typically offered to all employees. The Compensation Committee reviews the Company’s executive compensation plans annually to ensure that total compensation plans and key elements therein are competitive with prevailing industry benchmark data of similar size companies and positions of comparable scope of responsibility. As part of the annual review process, the Committee considers recommendations presented by the Chief Executive Officer and considers achievement of predetermined performance goals for the preceding fiscal year and overall leadership and management performance for each executive prior to approval of executive compensation plans.

Base Salary

The Compensation Committee reviews base salary levels for the Company’s executive officers on an annual basis. In accordance with the Company’s pay philosophy, base salaries are set competitively relative to the compensation of executive officers of similar size companies in the same industry, and who have comparable levels of responsibility, experience, and expected level of contribution to company performance.

Annual Performance Bonuses

Under the Company’s Management Incentive Plan, executives are eligible to receive a percentage of annual base salary in incentive pay based on attainment of performance goals as approved by the Compensation Committee. These goals fall into three primary categories: attainment of certain financial targets, business/scientific achievement, and development/management of the Company’s human capital. In addition, these goals are weighted to reflect the importance and level of impact to the Company. Incentive bonuses are paid in cash and stock options of equivalent cash value at date of grant that vest over a defined period of time.

Long-Term Incentive Compensation

The Compensation Committee believes that the granting of new hire and annual stock options aligns executive officers’ interests with those of the shareholders. Long-term incentive compensation, in the form of stock options, directly provides the executive officers a capital accumulation opportunity directly linked to Company and individual performance as measured by appreciation in the value of the Company stock, while also promoting retention and competitive pay practices. Stock options are granted in accordance with prevailing industry benchmark data for executives of similar size companies who hold positions of comparable scope of responsibility and in accordance with Company and overall individual performance.

Compensation of Chief Executive Officer

The compensation of Steven M. Rauscher, the Company’s Chief Executive Officer, was determined using the methods described above. Mr. Rauscher’s salary for fiscal year 2002 was $383,031. Mr. Rauscher received an annual incentive bonus of $84,485 for fiscal 2002, payable 30% in cash and 70% in the form of options to purchase 66,004 shares of the Company’s Common Stock at an exercise price of $0.38 per share, which options vested as to half the shares upon grant and which vest as to the other half of the shares upon the first anniversary of the grant date. As a long-term incentive designed to retain and motivate Mr. Rauscher, he was granted options to purchase 60,000 shares (which vest in four equal annual installments commencing on the date of the grant), 20,000 shares (which vest in twelve quarterly installments commencing on January 10, 2003) and 20,000 shares (which vest on October 10, 2004) of Common Stock of the Company. These option grants have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

STOCK OPTION AND COMPENSATION COMMITTEE

Norbert G. Riedel, Chairperson

Marc B. Garnick

Lawrence Levy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee for the last fiscal year consisted of Mr. Stone, Dr. Garnick and Mr. Levy, Committee Chairperson. William Reardon will be added in 2003, subject to his election to the Board of Directors by our shareholders. Each of the current members of the Audit Committee is independent (as defined in the Nasdaq’s listing standards).

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company’s internal accounting controls, the Company’s financial statements contained in the Company’s Annual Report to shareholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2002 audited by Ernst & Young LLP, the Company’s independent auditors. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence. Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lawrence Levy, Chairperson

Marc Garnick

David Stone

PERFORMANCE GRAPH

NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

The following graph compares the relative cumulative total returns to the Company’s shareholders with the cumulative total of the S&P 500 Index, Nasdaq Stock Market Index (U.S.), JP Morgan H&Q Biotechnology Index, Nasdaq Biotechnology Index, and the AMEX Biotechnology Index over the last five years.

PROPOSAL A

ELECTION OF EIGHT DIRECTORS

The Board of Directors has fixed the number of directors at eight. It is intended that the enclosed proxy will be voted for the election of the eight persons named below unless such authority has been withheld in the proxy. Each director will hold office until the next annual meeting and until his successor is elected and shall have been qualified. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. If any nominee should be unavailable for election at the time of the Annual Meeting (which is not presently anticipated) the persons named as proxies may vote for another person in their discretion or may vote for fewer than eight directors. All of the nominees are currently directors of the Company and, with the exception of Mr. William Reardon, were elected at the 2002 Annual Meeting. All have agreed to serve as directors if elected at the meeting.

The nominees for directors of the Company who are proposed for election at the meeting, their ages, and a description of their principal occupations are set forth in the following table. The principal occupations and business experience of the nominees for the past five years have been with the employers indicated, although in some cases they have held different positions with such employers.

Name	Age	Principal Occupation and other Directorships	Director Since
Robert J. Hennessey	61	Mr. Hennessey served as Chief Executive Officer and President of the Company from March 1993 until October 2000 and Chairman of the Board from May 1994 through May 2003 when he will step down as Chairman of the Board. Prior to joining the Company in 1993, Mr. Hennessey had significant pharmaceutical industry experience, holding positions in strategic planning and business development for Sterling Drug, Abbott Laboratories, SmithKline, and Merck Sharp & Dohme.	1993

Steven M. Rauscher	49	Mr. Rauscher became the Chief Executive Officer and President of the Company in October 2000. Previously, he had been the Chief Executive Officer and a director of AmericasDoctor, Inc. f/k/a Affiliated Research Centers, Inc. since 1995. Mr. Rauscher was employed by Abbott Laboratories from 1975 to 1993 holding various positions to include VP of Sales for the U.S. Pharmaceutical Products Division, VP of Business Development for the International Products Division, and VP of Corporate Licensing.	1993

Philip Leder, M.D.	68	Dr. Leder, a director of the Company, has served as the John Emery Andrus Professor of Genetics and Chairman of the Department of Genetics at Harvard Medical School since 1980. He has also been a Senior Investigator of the Howard Hughes Medical Institute since 1986. Dr. Leder was a director of Monsanto Company, Inc. and its successor, Pharmacia.	1994

Name	Age	Principal Occupation and other Directorships	Director Since
Marc B. Garnick, M.D.	56	Dr. Garnick is currently Executive Vice President and Chief Medical Officer at Praecis Pharmaceuticals, Inc. and Clinical Professor of Medicine at Harvard Medical School. From 1978 to 1998, Dr. Garnick held various academic and hospital appointments at Harvard Medical School, the Dana Farber Cancer Institute, the Brigham and Women’s Hospital and the Beth Israel Deaconess Medical Center	1999

Lawrence Levy	79	Mr. Levy, a director of the Company, is Chairman of the Board of Directors and President of Northern Ventures Corporation, an international management and business consulting firm. He has held this position since 1982. Additionally, Mr. Levy has served as a CEO and director for several technology based companies. Since 1995, he has been President (part time) and a director of the Research Institute for Genetic and Human Therapy (RIGHT), based in Washington and Pavia, Italy, focusing in the AIDS and cancer arenas.	1986

Norbert G. Riedel, Ph.D.	45	Dr. Riedel is currently the Chief Scientific Officer (CSO) for Baxter International Inc. From 1998 until March 2001, Dr. Riedel served as President of the Recombinant Strategic Business Unit for Baxter Bioscience, a division of Baxter International. Prior to joining Baxter in 1998, Dr. Riedel served as Head of Global Biotechnology for Hoechst Marion Roussel, Inc.	1999

David K. Stone	46

Since 2000, Mr. Stone has been a founding partner of AGTC Funds, a venture capital group focused on investment opportunities in start-up and early stage companies that apply genomic information and technologies to develop products or services. Mr. Stone has also been an advisor partner since 1999 to NewcoGen, an investment group focused on new opportunities in early stage technology and life science companies. Both AGTC Funds and NewcoGen are part of Flagship Ventures. From 1989 to 1999, Mr. Stone was at Cowen & Company (now SG Cowen), where he followed the biopharmaceutical industry, holding the position of Managing Director from 1994 to 1999.

			2001

Name	Age	Principal Occupation and other Directorships	Director Since

William S. Reardon	56

Mr. Reardon is recently retired from PricewaterhouseCoopers LLP (where he was employed from June 1973 to July 2002). Until his retirement, Mr. Reardon was a business assurance (audit) partner at PWC’s Boston office and leader of its Life Sciences Industry Practice for New England and the Eastern United States. From 1998 to 2000, Mr. Reardon served on the Board of the Emerging Companies Section of the Biotechnology Industry Organization. He also served on the Board of Directors of the Massachusetts Biotechnology Council from 2000 until his retirement from PWC. Mr. Reardon is currently a Board Member at Hybridon, Inc., serving as Audit Committee Chairman.

			2003

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE EIGHT NOMINEES DESCRIBED ABOVE.

Board Meetings and Committees

The Board of Directors held eight meetings during fiscal 2002. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of each committee on which he serves.

The Board of Directors has an Audit Committee, which during fiscal year 2002 consisted of Mr. Stone, Dr. Garnick and Mr. Levy, Committee Chairperson. The Audit Committee held six meetings during fiscal 2002. The duties of the Audit Committee consist of selection of the Company’s independent audit firm, reviewing with the Company’s independent auditors and its management the scope and results of the annual audit, the scope of other services provided by the Company’s auditors, proposed changes in the Company’s financial and accounting standards and principles, the Company’s policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of independent auditors. See “Report of the Audit Committee.”

The Board of Directors has a Stock Option and Compensation Committee, which during fiscal year 2002 consisted of Mr. Levy, Dr. Garnick and Mr. Riedel, Committee Chairperson. The Stock Option and Compensation Committee held four meetings during fiscal 2002. The duties of the Stock Option and Compensation Committee consist of determining the compensation of the Company’s executive officers, and administering the Company’s stock option plans and determining the grant of stock options to employees of, and consultants to, the Company. See “Report of the Stock Option and Compensation Committee.”

The Board of Directors has a Nominating Committee, consisting of Mr. Levy and Dr. Leder. The duties of the Nominating Committee consist of considering and making recommendations to the Board of Directors for appointment of directors. During fiscal year 2002, the Nominating Committee held one meeting. The Nominating Committee does not consider nominees recommended by shareholders.

Pursuant to the 2001 Incentive Plan, each non-employee director receives his annual retainer, currently set at $10,000, for the fiscal year in the form of a stock option grant that provides the right to purchase Common Stock at a 70% discount to the fair market value. These grants vest quarterly over 3 years from the date of grant. The grant size (number of options) is determined by dividing the annual retainer fee by 70% of the fair market value of the Common Stock on the date of grant. As a long term incentive in connection with their re-election to the Board, directors are also granted options to receive an aggregate of 6,000 shares of Common Stock that vest over four years with an exercise price equal to the fair market value at date of grant. Upon a change of control, all unvested options will immediately and fully vest and become exercisable for a period equal to the shorter of two years and the remaining term of such options. In addition, each director may elect to receive all of his board meeting fees and sub-committee fees, currently set at $2,000 and $500, respectively, per meeting, in the form of cash or a stock option grant on the same terms described above for the annual retainer. Meeting fees are reduced by fifty percent if the director attends a meeting via teleconference.

EXECUTIVE OFFICERS

The executive officers of the Company who are not also directors of the Company are as follows:

Name	Position
Stephen Cohen	Sr. Vice President & Chief Financial Officer
Richard Labaudiniere	Sr. Vice President – Research & Development
Martin Williams	Sr. Vice President – Corporate Development & Marketing

Mr. Cohen was appointed Senior Vice President and Chief Financial Officer on January 22, 2001. Prior to joining the Company, Mr. Cohen was the Controller for the Global Pharmaceutical Research and Development Organization at Abbott Laboratories serving in this capacity since 1988. Mr. Cohen joined Abbott Laboratories in 1976.

Dr. Labaudiniere was appointed Senior Vice President of Research and Development on October 30, 2000. Dr. Labaudiniere joined the Company from Rhone-Poulenc Rorer (now Aventis) where, between the period 1994 and 2000, he served in various capacities including Senior Director for Worldwide Lead Discovery; Senior Director, Bone Program – New Lead Generation; and Director, Discovery Chemistry.

Mr. Williams was appointed Senior Vice President of Corporate Development & Marketing on July 30, 2001. Prior to joining the Company, Mr. Williams was Vice President of Business Development & Marketing at Pentose Pharmaceuticals, a biopharmaceutical company focused on the prevention and treatment of infectious disease, since 1997. From 1987 through 1997, Mr. Williams also directed the development and commercialization of several flagship brands for Glaxo-Wellcome, Hoffman-LaRoche, American Cyanamid and American Home Products.

PROPOSAL B

APPROVAL OF AN AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN, AUTHORIZING AN INCREASE OF 250,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN.

In the opinion of the Board of Directors, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees. As of March 1, 2003, there were only 122,303 shares of Common Stock available for future purchase under our 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”). Unless the number of shares of Common Stock authorized for purchase under our the Stock Purchase Plan is increased, we may not have sufficient shares in the Stock Purchase Plan to keep it available to employees through the next annual meeting. Accordingly, the Board adopted, subject to stockholder approval, an amendment to the Stock Purchase Plan increasing the number of shares of Common Stock authorized for purchase under the Stock Purchase Plan by 250,000 shares.

Overview

On October 27, 1999, the Board of Directors adopted the Stock Purchase Plan, which was subsequently approved by our shareholders. Under the Stock Purchase Plan, eligible employees may authorize the Company to deduct amounts from their bi-weekly base salary, which amounts are used to enable the employees to exercise options (each an “Option”) to purchase shares of Common Stock of the Company. The purpose of the Stock Purchase Plan is to attract and retain key personnel, and encourage stock ownership by the Company’s employees.

The Company initially reserved 250,000 shares of the Company’s Common Stock for issuance under the Stock Purchase Plan. On June 25, 2002, the Company’s shareholders authorized the reservation of an additional 250,000 shares for issuance under the Stock Purchase Plan.

Summary of the Stock Purchase Plan

The following summary of the Stock Purchase Plan is qualified in its entirety by reference to the Stock Purchase Plan, a copy of which is attached as Exhibit 4(a) to the Registration Statement on Form S-8 filed with the SEC on July 26, 2002, and may be accessed electronically from the SEC’s home page (www.sec.gov). In addition, a copy of the Stock Purchase Plan may be obtained from our Secretary.

Administration and Participation

The Stock Purchase Plan is administered by the Stock Option and Compensation Committee of the Board of Directors. All employees who, on the first day of an Option Period (as defined below), are scheduled to work at least 20 hours per week and who are expected to be employed for at least five months per year by the Company are eligible to participate in the Stock Purchase Plan, unless after the grant of their option such employee would be treated as owning 5% or more of the voting power or value of the stock of the Company (an “Eligible Employee”). As of March 1, 2003, the number of employees participating in the Stock Purchase Plan was approximately 50 persons.

An Eligible Employee may elect to become a participant (a “Participant”) in the Stock Purchase Plan by delivering to the Company, at least 15 days prior to the beginning of an Option Period, a form authorizing the Company to deduct an amount from his or her salary to exercise Options. The aggregate amount which an employee may authorize the Company to deduct under the Company’s Stock Purchase Plan is not less than 1% nor more than 15% of the employee’s bi-weekly base salary. Participants are allowed to increase or decrease the percentage of wages deducted once per quarter during the time the Option is outstanding. A Participant may suspend his or her contributions at any time.

Terms of Options

The periods for which Options may be granted are January 1 to June 30 and July 1 to December 30 of each year. Such periods are each “Option Periods”. Each Participant is granted an Option on the first day of the Option Period and such Option is deemed exercised if an Eligible Employee continues to be a Participant on the last day of the Option Period. For each Option Period, the maximum number of shares covered by an Option is that number having a fair market value of $12,500 on the first day of the Option Period. The exercise price of an Option is 85% of the fair market value for the Common Stock (a) on the grant date or (b) at the time at which the Option is deemed exercised, whichever is less.

The Options are nontransferable, except in the case of death of the employee. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company by reason of permanent disability or retirement or is on an approved leave of absence from the Company, such employee may request that his or her accumulated payroll deductions be used to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company for any other reason, the Option held by him or her is deemed canceled and any of his or her accumulated payroll deductions is returned. A Participant may elect to discontinue participation at any time prior to the end of an Option Period and to have his or her accumulated payroll deduction refunded.

Shares Subject to the Stock Purchase Plan

Subject to shareholder approval of this proposal at this meeting, the number of shares that are reserved for issuance under the Stock Purchase Plan will be 750,000 shares of the Company’s Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the Stock Purchase Plan will be used for the general corporate purposes of the Company. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Company and held in its treasury.

Amendment and Termination

The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or revise the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by our shareholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient’s consent.

Effective Date of the Stock Purchase Plan

The Stock Purchase Plan became effective as of March 1, 2000 and continues to remain in force.

Federal Income Tax Considerations

Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. If an employee sells or disposes of the shares more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee’s tax basis in the shares, (the amount paid on exercise of the option plus the amount recognized as ordinary income) will be recognized as a capital gain or loss. The Company will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the difference between the fair market value on the last day of the Option Period and the amount paid for the shares will be taxed as ordinary income, and the Company would be entitled to a deduction equal to that amount. In addition, the difference between the amount realized on the disposition and the Participant’s basis in the shares (the amount paid on exercise of the option plus the ordinary income recognized as a result of the disposition) will be recognized as a capital gain or loss.

The Board of Directors recommends a vote FOR Proposal B.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including, but not limited to, the 1984 Stock Option Plan, 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors Stock Option Plan, 1997 Stock Option Plan, 2001 Incentive Plan, the Employee Stock Purchase Plan, and the 1997 Directors’ Deferred Stock Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholder	3,363,281		$6.08	1,928,849
Equity compensation plans not approved by shareholders	1,153,546	(1)(2)(3)	7.37	—
Total	4,516,827		$6.41	1,928,849

(1)	Includes 630,000 shares of Common Stock issuable upon exercise of outstanding options granted to Robert Hennessey in connection with his commencement of employment on March 15, 1993, the terms of which are more particularly described on page 9. The balance of the options granted to Mr. Hennessey upon the commencement of his employment have been exercised.

(2)	Includes 512,296 shares of Common Stock issuable upon exercise of outstanding options granted to Steven Rauscher in connection with his commencement of employment on October 26, 2000, the terms of which are more particularly described on page 6. The balance of the options granted to Mr. Rauscher upon the commencement of his employment were granted under a shareholder approved plan.

(3)	Includes 11,250 shares of Common Stock issuable upon exercise of outstanding options granted to certain outside consultants on March 31, 1997 in connection with services rendered to the Company. The Company had granted these consultants options to purchase a total of 15,000 shares of Common Stock at an exercise price of $7.06 per share, the fair market value of our Common Stock at the date of grant. All of these options vested as of March 31, 2001. The options provide for a term of 10 years, subject to earlier termination, and include provisions to adjust for any change in our Common Stock through merger, stock-split or other change in the capital structure of the Company.

SHAREHOLDER PROPOSALS

Proposals of shareholders submitted for consideration at the 2004 Annual Meeting of shareholders must be received by the Company no later than December 5, 2003 in order to be included in the Company’s proxy statement for the 2004 Annual Meeting. In addition, if a shareholder wishes to present a proposal at the Company’s 2004 Annual Meeting that will not be included in the Company’s proxy statement and fails to notify the Company by no later than February 18, 2004, then the proxies solicited by the Board of Directors for the 2004 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal in the event that it is properly brought before the meeting.

OTHER MATTERS

Selection of Auditors

On June 24, 2002 the Company engaged Ernst & Young LLP as its independent public accountant, and dismissed Arthur Andersen LLP, Boston, Massachusetts, the firm engaged prior to such dismissal as the Company’s independent public accountant. The decision to engage Ernst & Young LLP as the Company’s independent public accountant and to dismiss Arthur Andersen LLP was approved by the Company’s Audit Committee and the full Board of Directors.

For the period covered by Arthur Andersen’s audit reports on Genome Therapeutics’ financial statements for each of the fiscal years ended December 31, 2001 and 2000, the review of first quarter financials of 2002, and the subsequent interim period ended June 24, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to refer to such disagreement in connection with their report.

We requested Arthur Andersen LLP furnish us a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated June 28, 2002, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on July 2, 2002. There were no other “reportable events” as that term is described in Item 304(a)(1)(v) of regulations S-K occurring during the fiscal years ended December 31, 2001 and 2000 or the subsequent interim period ended June 24, 2002.

During Genome Therapeutics’ fiscal years ended December 31, 2001 and 2000 and the subsequent interim period ended June 24, 2002, we did not consult with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements.

A representative of Ernst & Young LLP will be present at the Annual Meeting to answer any shareholder’s questions.

Audit Fees. In fiscal 2002, we incurred $83,000 in professional fees from Ernst & Young LLP in connection with the audit of our 2002 financial statements, for the reviews of the financial statements included in our quarterly reports for the quarters ending June 30, 2002 and September 30, 2002 and other audit related services in connection with business acquisitions, accounting consultations, and SEC registration statements. In addition, we incurred $37,650 in professional fees from Arthur Andersen LLP in connection with the audit of our 2001 financial statements, for the review of our quarterly report for the quarter ending March 31, 2002 and other audit related services in connection with business acquisitions, accounting consultations, and SEC registration statements.

Financial Information Systems Design and Implementation Fees. For 2002, neither Ernst & Young LLP nor Arthur Andersen LLP rendered any professional services for the Company in connection with Financial Information Systems Design and Implementation.

All Other Fees. For all other services, we incurred fees of $10,670 from Ernst & Young LLP and $14,500 in fees from Arthur Andersen LLP during the fiscal year ended December 31, 2002, primarily in connection with non-audit services associated with the preparation and filing of our tax statements.

Our Audit Committee has considered whether the provision of services to the Company by Ernst & Young LLP and Arthur Andersen LLP, respectively, beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining their independence. On the basis of the relevant facts and circumstances pertaining to the engagement of Ernst & Young LLP and Arthur Andersen LLP, respectively, by the Company in connection with their respective services in fiscal 2002, our Audit Committee believes that each of Ernst & Young LLP and Arthur Andersen LLP satisfied the requirements of independence from us.

Other General Matters

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

In the event that sufficient votes in favor of any of the proposals set forth in the accompanying Notice are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of such meeting for a period of time of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any such adjournments will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies that they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting. Thank you for your cooperation.

[GTZCM - GENOME THERAPEUTICS CORP.] [FILE NAME:ZGTZC2.ELX] [VERSION - (1)] [03/28/03] [orig. 03/28/03]

DETACH HERE	ZGTZC2

PROXY

GENOME THERAPEUTICS CORP.

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN M. RAUSCHER and STEPHEN COHEN or either of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Genome Therapeutics Corp., to be held on May 8, 2003, at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts at 10:00 a.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $0.10 per share, of Genome Therapeutics Corp. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

GENOME THERAPEUTICS CORP.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[GTZCM - GENOME THERAPEUTICS CORP.] [FILE NAME:ZGTZC1.ELX] [VERSION - (4)] [04/01/03] [orig. 03/28/03]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZGTZC1

☒	Please mark

votes as in

this example.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no contrary direction is made, this Proxy will be voted FOR Proposals 1 and 2.

1. To elect eight directors.
Nominees:

(01) Marc B. Garnick, M.D., (02) Robert J. Hennessey,

(03) Philip Leder, M.D., (04) Lawrence Levy,

(05) Steven M. Rauscher, (06) William S. Reardon,

(07) Norbert G. Reidel, Ph.D., and (08) David K. Stone

2. To approve an amendment to the 2000 Employee Stock Purchase Plan, as amended, authorizing an additional 250,000 shares of common stock, par value $0.10 per share, reserved for issuance under the plan.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

☐ For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE SIGN AND DATE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as an executor, administrator, attorney or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature: ______________________________________ Date: __________ Signature: ____________________________ Date: _________